UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2025

Dyne Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39509	36-4883909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1560 Trapelo Road
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 786-8230

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	DYN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2025 (the “Amendment Closing Date”), Dyne Therapeutics, Inc. (the “Company”) entered into the First Amendment (the “First Amendment”) to Loan and Security Agreement with Hercules Capital, Inc. (“Hercules”), in its capacity as administrative agent and collateral agent (the “Agent”), and certain other financial institutions party thereto as lenders (collectively, the “Lenders”).

The First Amendment amended certain of the tranche sizes and funding milestone requirements under the Loan and Security Agreement, dated as of June 27, 2025 (the “Initial Loan Agreement” and, such Initial Loan Agreement as amended by the First Amendment, the “Loan Agreement”), by and among the Company, Hercules and the Lenders and permitted the Company to borrow, as of the Amendment Closing Date, a second term loan tranche in an aggregate principal amount of $50.0 million. Following entry into the First Amendment and the borrowing of the second term loan tranche, the Company has two additional term loan tranches it may borrow pursuant to the Loan Agreement, totaling up to $75.0 million, which are available subject to the achievement of specified clinical, regulatory and commercial milestones, and a final term loan tranche of up to $50.0 million, which is available subject to approval by the Lenders’ investment committee in their discretion.

All unpaid principal and accrued and unpaid interest with respect to the amounts outstanding under the Loan Agreement are due and payable in full on July 1, 2030 (the “Maturity Date”). The outstanding principal balance bears interest at a floating interest rate per annum equal to the Wall Street Journal prime rate, subject to a floor of 7.50%, plus 2.45%. Accrued interest on the amounts outstanding under the Loan Agreement is payable monthly. The Company may make payments of interest only until July 1, 2028, which interest-only period may be extended until the Maturity Date upon the achievement of specified clinical, regulatory and commercial milestones. At the end of the interest-only period, the Company is required to begin repayment of the outstanding principal amounts in equal monthly installments (or, in a single installment, if the interest-only period has been extended to the Maturity Date). As collateral for the obligations under the Loan Agreement, the Company has granted to the Agent, for the benefit of the Lenders, a first-priority security interest in substantially all of its property, inclusive of intellectual property, subject to customary permitted liens and other exceptions set forth in the Loan Agreement.

The material terms of the Initial Loan Agreement were described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2025 (the “Initial Loan Agreement Form 8-K”) and those terms are incorporated by reference into this Item 2.03. Such description of the Initial Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Initial Loan Agreement that was filed as Exhibit 10.1 to the Initial Loan Agreement Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNE THERAPEUTICS, INC.

Date: December 8, 2025	By:	/s/ John G. Cox
		Name:	John G. Cox
		Title:	President and Chief Executive Officer